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                                   EXHIBIT 11

BANC ONE CORPORATION AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
$(MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                          THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                               JUNE 30,                        JUNE 30,
                                                                      --------------------------       -------------------------
                                                                           1997           1996            1997          1996
--------------------------------------------------------------------------------------------------------------------------------
PRIMARY:
Earnings:
  Net income                                                             $ 15.8         $395.2         $397.7         $818.0
  Deduct: Dividends on series C preferred shares                            3.2            4.2            6.6            8.5
                                                                         ------         ------         ------         ------
  Net income available to common shareholders                            $ 12.6         $391.0         $391.1         $809.5
                                                                         ======         ======         ======         ======
Shares:
  Weighted average common shares outstanding                              564.2          575.6          565.1          578.4
  Add: Dilutive effect of outstanding options, as
    determined by the application of the treasury stock
    method                                                                 19.0           20.1           20.6           19.6
                                                                         ------         ------          -----          -----
  Weighted average common shares outstanding, as adjusted
                                                                          583.2          595.7          585.7          598.0
                                                                         ======         ======         ======         ======
PRIMARY EARNINGS PER COMMON SHARE                                          $.02           $.66           $.67          $1.35
                                                                           ====           ====           ====          =====
FULLY DILUTED:
  Earnings:
    Net income                                                           $ 15.8         $395.2         $397.7         $818.0
                                                                         ======         ======         ======         ======
  Shares:
    Weighted average common shares outstanding                            564.2          575.6          565.1          578.4
    Add: Dilutive effect of outstanding options, as
      determined by the application of the treasury stock
      method                                                               19.7           20.0           21.0           19.9
    Add: Conversion of preferred stock                                      7.3            9.4            7.5            9.5
                                                                          -----          -----          -----          -----
    Weighted average common shares outstanding, as adjusted               591.2          605.0          593.6          607.8
                                                                         ======         ======         ======         ======
FULLY DILUTED EARNINGS PER COMMON SHARE                                    $.03           $.65           $.67          $1.35
                                                                           ====           ====           ====          =====


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